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Exhibit 14

Date Adopted By Board: 8/11/04

ARCHIPELAGO HOLDINGS, INC.
Code of Business Conduct and Ethics

        This Code of Ethics ("Code") is adopted by the Board of Directors ("Board") of Archipelago Holdings, Inc. in satisfaction of Section 406 of the Sarbanes-Oxley Act of 2002, together with SEC implementing regulations, and the listing requirements of the Pacific Exchange, and applies to all officers, directors and employees of Archipelago Holdings, Inc. and its subsidiaries (collectively, the "Company" or "Archipelago").

        Certain aspects of this Code are also included in the Archipelago Holdings, L.L.C. Corporate Control Policies and Procedures, dated November 24, 2003 ("Control Policy"). This Code is not intended to replace the Control Policy, which remains in effect. Employees who are in compliance with the Control Policy will be in compliance with this Code. In addition to the Control Policy, all other Company policies and procedures (written and oral) continue to apply to employees of the Company. This Code of Ethics is not intended to supersede or amend such policies and procedures.

GENERAL

        Consistent with Archipelago's commitment to integrity and good corporate citizenship, its directors, officers and employees (each, an "Archipelago Representative") are required to conduct business in accordance with the highest ethical standards. This Code sets forth policies which embody these standards and:

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  promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

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  promote full, fair, accurate, timely and understandable disclosure;

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  promote compliance with applicable laws and governmental rules and regulations;

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  ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information; and

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  deter wrongdoing.

        Only the Board may approve a waiver of this Code that affects executive officers or directors. All such waivers must be disclosed promptly, as required by applicable laws and regulations. Any waiver of this Code for other employees may be made only by the Company's General Counsel, Kevin O'Hara, or Chief Executive Officer, Gerald Putnam.

HONESTY AND FAIR DEALING

        Each Archipelago Representative owes a duty to the Company to act with integrity. Accordingly, each Archipelago Representative must:

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  Be honest and candid while still maintaining the confidentiality of proprietary information where required or consistent with the Company's policies (written and oral).

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  Observe both the form and spirit of all applicable laws and governmental rules and regulations, accounting standards and Company policies.

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  Adhere to a high standard of business ethics.

        Deceit and subordination of principle are inconsistent with integrity. No Archipelago Representative should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

CONFLICTS OF INTEREST

        A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when an Archipelago Representative, either directly or through a family member or affiliate, takes actions or has interests that may make it difficult to perform his or her duties and responsibilities to the Company objectively and effectively. Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, wherever possible, be avoided.

        In particular, clear conflict of interest situations may include the following:

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  any significant ownership interest in any supplier or customer;

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  any consulting or employment relationship with any customer, supplier or competitor;

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  any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

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  the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

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  being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

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  selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

        Archipelago Representatives are expected to be conscientious and loyal in representing the Company and in using and conserving its resources. Archipelago Representatives are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of Company property, information or position (unless the Company has already been offered the opportunity and turned it down); (b) using Company property, information or position for personal gain; and (c) competing with the Company. Archipelago Representatives owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. They should not accept gifts or favors that could compromise their loyalty. In addition, except where credit is extended as part of the ordinary course of business of the Company, loans to, or guarantees of personal obligations of, employees, officers or directors are prohibited.

        Officers and employees of Archipelago should always report potential conflicts of interest to supervisors or the Company's General Counsel, Kevin O'Hara. Each such conflict of interest will be reviewed and a determination made whether, for the Company's protection, the parties involved should be requested to take action, as appropriate to the circumstances. Officers and employees should consult the Control Policy for additional information regarding handling conflicts of interest.

        Directors should bring to the attention of and review with the Chair of the Corporate Governance and Nominating Committee, matters which they deem to constitute a conflict or the appearance of a conflict. If the Chair determines a conflict could exist, the Chair shall refer the matter to the full committee for consideration. If the committee determines a conflict exists, the matter shall be handled appropriately to eliminate the conflict, or shall be referred to the full Board to determine whether a waiver is appropriate. Potential conflict situations involving the Chair of the Corporate Governance and Nominating Committee shall be reviewed by the Chair with the full committee.

DISCLOSURE

        Archipelago Representatives are expected to meet the highest standards of honesty, truthfulness and integrity in all communications. This applies in all our dealings, both as a Company and in our relationships with each other. We will abide by the laws that govern the states and countries where the Company operates. The Company will provide a working environment in which adherence to these high standards is clearly expected of all employees, and integrity is never compromised by pressures for immediate success.

        To maintain the integrity of our system of accounting and internal control, the Company's accounting and financial records must be valid, accurate and complete. All transactions should be accurately and promptly recorded in the Company's books. The Chief Executive Officer, the Chief Financial Officer and other senior financial officers of the Company shall foster practices and procedures which ensure compliance with all applicable laws and regulations, including the United States securities laws, regarding full, fair, accurate, timely and understandable disclosures of Company information, and insider trading. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

COMPLIANCE

        It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Archipelago Representative to adhere to the standards and restrictions imposed by those laws, rules and regulations.

        It is against Company policy and in many circumstances illegal for an Archipelago Representative to profit from material nonpublic information relating to the Company or any other company with which Archipelago does business or to disclose such material nonpublic information to others who may profit from it. No Archipelago Representative may purchase or sell: (a) any of the Company's securities while in possession of material nonpublic information relating to the Company; or (b) securities of any other company with which the Company has business relations while in possession of any material nonpublic information relating to that company.

        Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Company, should consult with the Company's General Counsel, Kevin O'Hara, before making any such purchase or sale.

PROTECTION OF COMPANY ASSETS

        All employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

CONFIDENTIAL INFORMATION

        Proper management of confidential information by Archipelago Representatives is very important to the Company. Loyalty to the Company includes a commitment not to use or give to others trade secrets or confidential information belonging to the Company or belonging to others with whom the Company does business. Confidential information includes any information not known to outsiders that has value to the Company or whose premature disclosure would help competitors or be harmful to the

Company or its customers. In addition, employees and directors are prohibited from using or attempting to use "inside" Company information for their own personal use, gain or advantage, or providing or "tipping" it to others. Archipelago Representatives must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated.

REPORTING VIOLATIONS OF THE CODE OR APPLICABLE LAW

        If any officer or employee becomes aware of actions that violate this Code or applicable laws, rules and regulations, they should contact either the Company's Deputy General Counsel, Janet Angstadt, General Counsel, Kevin O'Hara, or Chief Financial Officer, Nelson Chai; directors should contact one of the above-named officers or the Chair of the Corporate Governance Committee.

ACCOUNTABILITY FOR ADHERENCE TO THE CODE

        Archipelago Representatives will be held accountable for adherence to this Code. Archipelago Representatives who violate the Code will be subject to disciplinary action in accordance with the terms of the Control Policy, including potential termination of their position with the Company, depending upon the particular circumstances involved.

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ARCHIPELAGO HOLDINGS, INC. Code of Business Conduct and Ethics